SCHEDULE 14A
                                 (Rule 14a-101)

                   INFORMATION REQUIRED IN THE PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /  Preliminary Proxy Statement   / /   Confidential, For Use of the Commission
/X/  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                                  VIATEL, INC.

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of  securities to which  transaction  applies:
              N/A
        (2) Aggregate number of securities to which transaction applies: N/A
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
        (4)   Proposed  maximum  aggregate  value of transaction: N/A
        (5)   Total fee paid: N/A

/ /     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)      Amount previously paid. N/A

        (2)      Form, Schedule or Registration Statement no.:  N/A

        (3)      Filing Party:  N/A

        (4)      Date Filed:  N/A

                                 [VIATEL LOGO]






                                                                   July 28, 1998

Dear Fellow Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Viatel, Inc., which will be held on Thursday, September 10, 1998, in the Whitney Room at the Hotel InterContinental, 111 East 48th Street, New York, New York 10017, at 10:00 a.m., local time. Doors to the meeting will open at 9:45 a.m.

         The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.


         Whether or not you plan to attend the Annual Meeting in person, it is important that your shares of common stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement, please sign, date and return the enclosed proxy card in the postage-paid envelope provided.


         Thank you for your support of our Company.

                                           Sincerely,


                                           /s/ Michael J. Mahoney

                                           Michael J. Mahoney
                                           President and Chief Executive Officer

                                  VIATEL, INC.
                                800 Third Avenue
                            New York, New York 10022

                            ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 10, 1998

                            ---------------------

To the Stockholders of Viatel, Inc.:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the stockholders of Viatel, Inc., a Delaware corporation (the "Company"), will be held on Thursday, September 10, 1998, in the Whitney Room at the Hotel InterContinental, 111 East 48th Street, New York, New York 10017, at 10:00 a.m., local time, for the following purposes:

          1. To elect two Class B directors to hold office until the 2001 Annual Meeting of Stockholders;

         2.       To  approve  an  amendment  to  the  Company's  Amended  Stock
                  Incentive Plan to increase the number of shares of the Company's common stock available for future grants;

         3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock available for issuance by the Company without further stockholder approval;

         4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for fiscal year 1998; and

         5. To transact such other business as may properly be presented at the 1998 Annual Meeting and at any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on July 24, 1998 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the 1998 Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available during regular business hours at the Company's office, 800 Third Avenue, New York, New York 10022 for the ten days before the meeting, for inspection by any stockholder for any purpose germane to the meeting.

                                             By Order of the Board of Directors,

                                             /s/ Sheldon M. Goldman

                                             Sheldon M. Goldman
                                             Secretary

New York, New York
July 28, 1998

--------------------------------------------------------------------------------
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE 1998 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.
--------------------------------------------------------------------------------

                                  VIATEL, INC.
                                800 Third Avenue
                            New York, New York 10022

                             -----------------------

                                 PROXY STATEMENT
                             -----------------------

         This Proxy Statement is being furnished to stockholders of Viatel, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") from holders of the outstanding shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Thursday, September 10, 1998, in the Whitney Room at the Hotel InterContinental, 111 East 48th Street, New York, New York 10017, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth herein.


         Only holders of record of Common Stock as of the close of business on July 24, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on such date, the Company had 23,124,489 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record as of the Record Date. Holders of Common Stock may not cumulate their votes for the election of directors. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, shares represented by proxy will be voted "FOR" the election, as directors of the Company, of the two nominees named in the proxy to serve until the 2001 Annual Meeting of Stockholders, "FOR" the amendment to the Company's Amended Stock Incentive Plan, "FOR" the amendment to the Company's Amended and Restated Certificate of Incorporation, "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for fiscal year 1998 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

         The Proxy Statement and the accompanying proxy card are being mailed to Company stockholders on or about July 28, 1998.

         Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Viatel, Inc., 800 Third Avenue, New York, New York 10022, Attention: Sheldon M. Goldman, Secretary.

         In determining the presence of a quorum at the Annual Meeting, abstentions and broker non-votes (votes withheld by brokers in the absence of instructions from street-name holders) will be included. The Company's Second Amended and Restated By-laws (the "By-laws") provide that directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or the By-laws require a greater vote). Therefore, with respect to any matter requiring approval of a majority of the votes cast, abstentions will be excluded when calculating the number of votes required for stockholder action but, with respect to the election of directors, abstentions will have the same effect as a vote against the matter. In all instances, broker non-votes will be excluded from the calculation.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The number of directors of the Company, as determined by the Board, is seven. The Board currently has two vacancies. The Board consists of three classes: Class A, Class B and Class C. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned, retired or otherwise left office. In accordance with the Certificate of Incorporation, Class B directors are to be elected at the Annual Meeting, Class C directors are to be elected at the 1999 Annual Meeting of Stockholders and Class A directors are to be elected at the 2000 Annual Meeting of Stockholders.

         At the Annual Meeting, two Class B directors are to be elected to the Board, each to serve until the Annual Meeting of Stockholders to be held in 2001. The nominees for election at the Annual Meeting are Francis J. Mount and Paul G. Pizzani. Each nominee is presently a director of the Company. If either nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that either of the nominees will be unable or unwilling to serve as a director.

         The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each director has been nominated for election or elected, their principal occupations at present, the positions and offices, if any, held by each director with the Company in addition to the position as a director, and the period during which each has served as a director of the Company.


                                                                                                      Served as a
Name                                  Age             Principal Occupation - Position Held            Director Since
----                                  ---             ------------------------------------            --------------

CLASS A - 2000


Allan L. Shaw..................       34    Senior Vice President, Finance and Chief Financial              1996
                                            Officer of the Company

CLASS B - 1998

Francis J. Mount...............       56    Senior Vice President, Engineering and Network Operations       1998

Paul G. Pizzani................       38    Managing Director, Wasserstein Perella Emerging Markets         1996
                                            L.P.

CLASS C - 1999

Michael J. Mahoney.............       39    President and Chief Executive Officer of the Company            1995

John G. Graham.................       60    Senior Vice President and Chief Financial Officer of GPU,       1998
                                            Inc.


     Class A Directors

     ALLAN L. SHAW. Mr. Shaw has served as a director of the Company since June 1996. Mr. Shaw has served as Senior Vice President, Finance of the Company since December 1997 and as Chief Financial Officer of the Company since January 1996. Mr. Shaw was Vice President, Finance of the Company from January 1996 to December 1997 and Treasurer of the Company from September 1996 to April 1998. Prior to becoming the Company's Vice President, Finance and Chief Financial
Officer, Mr. Shaw served as Corporate Controller of the Company from November 1994 to December 1995. From August 1987 to November 1994, Mr. Shaw was employed by Deloitte & Touche LLP, most recently as a Manager. Mr. Shaw is a Certified Public Accountant and a member of the American Institute, United Kingdom Society and New York State Society of Certified Public Accountants.

     Class B Directors

     PAUL G. PIZZANI. Mr. Pizzani has served as a director of the Company since April 1996. Mr. Pizzani is currently a Managing Director of Wasserstein Perella Emerging Markets L.P. where he has been employed since November 1997. Prior to November 1997, Mr. Pizzani was associated with COMSAT Corporation and its subsidiaries in various capacities from November 1985 to October 1997, most recently as Treasurer of COMSAT Corporation.

     FRANCIS J. MOUNT. Mr. Mount has served as director of the Company since June 1998. Mr. Mount has served as Senior Vice President, Engineering and Network Operations of the Company since December 1997. Prior to joining the Company, Mr. Mount was Senior Vice President, Business Initiatives of Primus Telecommunications Group from October 1997 to December 1997, responsible for Internet telephony, European operations and network quality. From June 1996 to October 1997, Mr. Mount was Executive Vice President and Chief Operating Officer of Telepassport, Inc. and was Vice President and Chief Operating Officer of Telepassport, Inc. from January 1996 to June 1997. From 1990 to January 1996, Mr. Mount was employed by MCI, most recently as Director, Global Technical Services, responsible for international development, alliance management and all technical operations and services outside the United States, including the construction and maintenance of large networks such as Hyperstream, "Concert" and private networks for large accounts such as J.P. Morgan, Proctor and Gamble and I.B.M. From March 1967 to December 1989, Mr. Mount was employed by AT&T in various positions.

     Class C Directors

     MICHAEL J. MAHONEY. Mr. Mahoney has served as a director of the Company since 1995. Mr. Mahoney has served as Chief Executive Officer of the Company since September 1997 and as President of the Company since September 1996. Mr. Mahoney was also Chief Operating Officer of the Company from September 1996 to September 1997, Executive Vice President, Operations and Technology of the Company from July 1994 to September 1996 and Managing Director, Intercontinental of the Company from January 1996 to September 1996. From August 1990 to June 1994, Mr. Mahoney was employed by SITEL Corporation, a teleservices company, most recently as President, Information Services Group. From August 1987 to August 1990, Mr. Mahoney was employed by URIX Corporation, a manufacturer of telecommunications hardware and software, in a variety of sales and marketing positions.

     JOHN G. GRAHAM. Mr. Graham has served as a director of the Company since June 1998. Mr. Graham is currently the Senior Vice President and Chief Financial Officer of GPU, Inc., a domestic and international electric utility and independent power generation company. Mr. Graham has been employed by GPU since 1976 and has held his current position since 1987. From 1970 to 1976, Mr. Graham was a Partner in the law firm of Ruprecht and Graham, Newark, New Jersey. From 1993 to 1997, Mr. Graham served as a Director and Chairman of the Audit Committee of Edisto Resources, Inc., which was engaged in the exploration, production and marketing of natural gas and oil.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF FRANCIS J. MOUNT AND PAUL G. PIZZANI AS CLASS B DIRECTORS.

                    GENERAL INFORMATION RELATING TO THE BOARD

The Board

         The business and affairs of the Company are managed by the Board. To assist it in carrying out its duties, the Board has delegated certain authority to three committees. The Board held three meetings in 1997. Each member of the Board attended at least 75% of the aggregate meetings of the Board and the committees thereof of which he was a member during 1997.

Committees of the Board

         During 1997, the standing committees of the Board consisted of an Audit Committee, a Compensation Committee and a Directors Committee (established in May 1997). Prior to the establishment of the Directors Committee in May 1997, the Board did not have a nominating committee or any committee performing similar functions and all matters which would be considered by such a committee were acted upon by the full Board. The Company's By-laws provide, in general, that if a stockholder intends to propose business or make a nomination for the election of directors at an annual meeting, the Company must receive notice of such intention at least 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the meeting is changed more than 30 days from the prior anniversary date, notice must be delivered ten days following the day on which notice of the annual meeting is first mailed to stockholders. The notice must include all information relating to the proposed nominee required by the Securities and Exchange Commission (the "Commission") to be disclosed in solicitations of proxies for election of directors or, in the case of a proposal, a brief description of the proposal, and any material interest of the stockholder in the proposal. The notice must also include (i) the name and address of the stockholder giving the notice and any other stockholders known by such stockholder to be supporting the nominees or proposal and (ii) the class and number of shares of the Company that are owned beneficially by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee or proposal. The foregoing is only a summary of detailed provisions of the By-laws and is qualified by reference to the text thereof.

          During 1997, the Audit Committee, which consisted of Messrs. James Peet, Pizzani and Shaw, held two meetings. The Audit Committee recommends to the Board the firm of independent public accountants to audit the Company's financial statements, reviews with management and the independent accountants the operating results, considers the adequacy of internal controls and audit procedures of the Company and reviews the nonaudit services to be performed by the independent accountants.

         During 1997, the Compensation Committee, which consisted of Messrs. Peet, Pizzani and Mahoney, held three meetings. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees and officers of the Company and administers the Stock Incentive Plan (as hereinafter defined).

          During 1997, the Directors Committee, which consisted of Messrs. Varsavsky, Mahoney, Peet and Pizzani held one meeting. The Directors Committee searches for and interviews prospective directors, makes recommendations to the

Board regarding the size of the Board and candidates to fill vacancies on the Board, including vacancies created by reason of an increase in the size of the Board and nominates candidates for election to the Board. Any recommendations by stockholders should be submitted in writing to the Secretary of the Company in compliance with the notice requirements described above. Such recommendations should be sent to the Company at 800 Third Avenue, New York, New York 10022,
Attention: Secretary.

Compensation of Directors

         Effective June 1998, the Company increased the annual fee paid to non-employee directors from $12,000 to $30,000 (paid $15,000 in cash, in quarterly installments, and $15,000 in restricted shares of Common Stock), increased from $1,000 to $1,200 the meeting fee paid to directors for every board meeting attended and each committee meeting attended and held separately and increased from $500 to $600 the fee paid to directors for each board meeting or committee meeting participated in by telephone. All directors continue to be reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are also employees of the Company are not separately compensated for serving on the Board.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to, any person acting as the Company's Chief Executive Officer during 1997, regardless of the amount of compensation, and the other most highly compensated executive officers of the Company during 1997 whose aggregate cash and cash equivalent compensation exceeded $100,000 (collectively, the "Named Executives").


                                           Annual Compensation              Long-Term Compensation
                                      ------------------------------        ----------------------
                                                              Other
                                                             Annual        Restricted    Securities
                                                          Compensation     Stock         Underlying    All Other
Name and Principal Position    Year   Salary($)  Bonus($)    ($)(1)        Awards ($)    Options(#)   Compensation
---------------------------    ----   ---------  -------- ------------     ----------    ----------   ------------

Michael J. Mahoney(2),.......  1997     $212,500 $125,000            --               --          --      $9,500(4)
   President and Chief         1996      166,458  183,129      $102,825      $299,977(3)     253,333             --
   Executive Officer           1995      123,000  117,607        52,715               --      23,333             --

Allan L. Shaw(5),............  1997      140,000   60,000            --               --      60,666       8,400(4)
   Senior Vice President,      1996      108,333  115,000            --               --      43,333             --
   Finance;
   Chief Financial
   Officer and Treasurer

Lawrence G. Malone(5),.......  1997      141,750   35,588            --               --      73,533       8,505(4)
   Senior Vice President,       1996       98,333   88,147            --               --      33,333             --
   Global Sales and Marketing

Sheldon M. Goldman(6),.......  1997      143,750   60,000            --               --      40,200       9,000(4)
   Senior Vice President,      1996       86,354  100,000            --               --      20,000             --
   Business Affairs and
   General Counsel

Martin Varsavsky(2),.........  1997      271,875       --        73,482               --          --             --
   Chairman and Chief          1996      350,000  200,000        76,476               --          --             --
   Executive Officer           1995      329,673  100,000        99,813               --          --             --
-----------

(1) The amount reflected for Mr. Mahoney (i) for 1996, includes $32,416 of tax equalization payments, $28,227 of relocation expense reimbursement associated with Mr. Mahoney's repatriation from London to New York and $9,263 of tax gross ups and (ii) for 1995, includes $23,834 of housing allowance expense. The amount reflected for Mr. Varsavsky (i) for 1997, includes $43,279 of housing allowance expense, $16,395 for housing related expenses and $9,069 of tuition reimbursement for his children's schooling, (ii) for 1996, includes $67,375 of housing allowance expense and $8,180 of tuition reimbursement for his children's schooling and
         (iii) for 1995, includes $35,880 of housing allowance expense and $47,500 of relocation expense reimbursement.
(2) Mr. Mahoney was appointed as Chief Executive Officer in September 1997 following Mr. Varsavsky's resignation.
(3) Calculated based on a value of $9.00 per share, the fair market value of the Common Stock on December 31, 1996.
(4)      Represents matching contributions under the Company's 401(k) plan.
(5)      The executive was not an executive officer of the Company during 1995.
(6)      Mr. Goldman began his employment with the Company in March 1996.


Stock Option Grants

         The following table sets forth information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1997 to each of the Named Executives. No stock appreciation rights ("SARs") were granted during 1997.


                                           Option Grants in 1997

                                                   Individual Grants
                                   ---------------------------------------------------
                                                                                        Potential Realizable Value
                                                                                          at Assumed Annual
                                     Number of      Percent of                           Rates of Stock Price
                                     Securities   Total Options                           Appreciation for
                                     Underlying     Granted to   Exercise                   Option Term (3)
                                      Options      Employees in    Price       Expiration    ---------------------
Name                                Granted (#)      1997 (1)    ($/Share)(2)      Date        (5%)         (10%)
----                                -----------   -------------- ------------  ----------     -------     --------
Michael J. Mahoney..............        --             --           --            --           --           --
Allan L. Shaw...................    60,666(4)(5)       14.2%       $9.00        01/01/07    $343,373      $870,174
Lawrence G. Malone..............    40,200(4)(5)        9.4         9.00        01/01/07     227,534       576,616
                                    33,333(4)(6)        7.8         6.50        05/27/07     136,259       345,307
Sheldon M. Goldman..............    40,200(4)(5)        9.4         9.00        01/01/07     227,534       576,616
Martin Varsavsky................        --             --           --            --           --           --
-----------


(1) The Company granted options to purchase a total of 428,194 shares of Common Stock during 1997.
(2) The exercise price was equal to the fair market value of the shares of Common Stock underlying the options on the grant date.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(4) In the event of certain Corporate Transactions (as defined) involving the Company, all unvested options become fully vested. See "-- Stock Incentive Plan." The options granted to Messrs. Shaw and Goldman also vest upon a Change of Control (as defined). See "-- Employment Agreements."
(5) Options vested and became exercisable as to 33.34% on January 1, 1998 and will vest and become exercisable as to an additional 33.33% on each anniversary thereafter.
(6) Options vested and became exercisable as to 33.34% on May 27, 1998 and will vest and become exercisable as to an additional 33.33% on each anniversary thereafter.

         Effective January 1, 1998, the Company granted stock options to executive officers as follows: Michael J. Mahoney, 90,000 options at an exercise price of $5.00 per share and 90,000 options at an exercise price of $5.50 per share; Allan L. Shaw, 60,000 options at an exercise price of $5.00 per share and 60,000 options at an exercise price of $5.50 per share; Lawrence G. Malone, 27,000 options at an exercise price of $5.00 per share and 60,000 options at an exercise price of $5.50 per share; Sheldon M. Goldman, 60,000 options at an exercise price of $5.00 per share and 60,000 options at an exercise price of $5.50 per share; and Francis J. Mount, 40,000 options at an exercise price of $5.00 per share and 60,000 options at an exercise price of $5.50 per share.

         The Compensation Committee has determined that it would be in the best interest of the Company and its stockholders to increase the number of shares available for grant under the Stock Incentive Plan in order to enable the Company to grant additional stock options to the Company's executive officers. If Proposal 2 is approved by stockholders at the Annual Meeting, the Compensation Committee intends to grant to its executive officers additional stock options.

Year-End Option Values

         The following table sets forth information regarding the number and year end value of unexercised options held at December 31, 1997 by each of the Named Executives. No SARs were exercised by the Named Executives during fiscal 1997.

                       Fiscal 1997 Year-End Option Values

                                               Number of Securities              Value of Unexercised
                                              Underlying Unexercised                "In-the-Money"
                                                 Options at Fiscal                Options at Fiscal
                                                   Year-End (#)                      Year-End ($)
Name                                         Exercisable/Unexercisable      Exercisable/Unexercisable (1)
----                                         -------------------------      -----------------------------
Michael J. Mahoney.......................         181,980/118,019                     $29,400/$0
Allan L. Shaw............................          62,443/54,889                             0/0
Lawrence G. Malone.......................          45,622/71,244                             0/0
Sheldon M. Goldman.......................          26,734/33,466                             0/0
Martin Varsavsky.........................               0/0                                  0/0
------------

(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $5.00 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1997 and the exercise price of the option, multiplied by the applicable number of options.


Employment Agreements

          The Company has executed employment agreements with Messrs. Mahoney, Shaw and Goldman, pursuant to which Mr. Mahoney serves as President and Chief Executive Officer of the Company, Mr. Shaw serves as Senior Vice President and Chief Financial Officer and Treasurer of the Company and Mr. Goldman serves as Senior Vice President, Business Affairs and General Counsel of the Company (collectively, the "Employment Agreements"). The term of the Mahoney Employment Agreement extends for a period of three years and the term of the Shaw and Goldman Employment Agreements extend for a period of two years, in each case unless earlier terminated in accordance with the terms thereof. Pursuant to the respective Employment Agreement, Mr. Mahoney is entitled to receive an annual base salary of $300,000 (subject to inflationary adjustments), Mr. Shaw is entitled to receive an annual base salary of $175,000 and Mr. Goldman is entitled to receive an annual base salary of $185,000, subject, in each case, to increases approved from time to time by the Board. In addition, Mr. Mahoney's Employment Agreement provides for an annual cash bonus payment equal to 70% of his base salary multiplied by a bonus multiple ranging from 0.6 to 2.0 determined based upon a comparison of actual versus projected EBITDA and revenue figures and each of Messrs. Shaw's and Goldman's Employment Agreement provides for an annual cash bonus payment equal to 50% of their base salary multiplied by a bonus multiple ranging from 0.6 to 2.0 determined based upon a comparison of actual versus projected EBITDA and revenue figures. Each of the Employment Agreements also provides that the executive will be entitled to receive annual grants of stock options or restricted stock in amounts to be determined by the Board in its sole and absolute discretion and provides that following a Change of Control (as defined therein), the Company will be obligated to pay the executive an amount equal to the Severance Amount (as defined therein) if the executive chooses to terminate his employment and include a non-competition covenant. Each of the Employment Agreements also contains a prohibition on the solicitation of Company employees.

         For purposes of the Employment Agreements, "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the total voting power of the then outstanding voting stock of the Company on a fully diluted basis or (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

Stock Incentive Plan

         The Company has adopted the Amended Stock Incentive Plan (the "Stock Incentive Plan") under which "nonqualified" stock options ("Nonqualified Stock Options") to acquire shares of Common Stock may be granted to employees, directors and consultants of the Company and "incentive" stock options ("Incentive Stock Options") to acquire shares of Common Stock may be granted to employees, including employee-directors. The Stock Incentive Plan also provides for the grant of SARs and shares of restricted Common Stock to the Company's employees, directors and consultants.

         The Stock Incentive Plan currently provides for the issuance of up to a maximum of 2,566,666 shares of Common Stock and is administered by the Compensation Committee which determines which employees, officers, directors, independent contractors and consultants of the Company will receive grants, the amount of any grant and the terms and conditions (including any restrictions) of such grant.

         The Stock Incentive Plan provides that outstanding options, restricted shares of Common Stock or SARs vest in their entirety and become exercisable, or with respect to shares of restricted Common Stock, are released from restrictions on transfer and repurchase rights, in the event of a "Corporate Transaction." For purposes of the Stock Incentive Plan, a Corporate Transaction includes any of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which the Company is not the surviving entity, other than a transaction the principal purpose of which is to change the state of the Company's incorporation, or a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than 50.0% of the total voting power of such entity immediately after such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than 50.0% of the total voting power of such entity immediately after such transaction; or (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than 50.0% of the total voting power of the Company immediately after such transaction. For a description of the terms of the proposed amended Stock Incentive Plan, see Proposal No. 2.

Compensation Committee Interlocks and Insider Participation

          During 1997, the members of the Compensation Committee were Messrs. Peet, Pizzani and Mahoney. Mr. Mahoney is the Company's President and Chief Executive Officer. None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing functions similar to the Compensation Committee. No interlocking relationships exist between the Company's Board or its Compensation Committee and the board of directors or compensation committee of any other company.

          SHAREHOLDERS AGREEMENTS. S-C V-Tel and Martin Varsavsky are parties to a shareholders' agreement (the "S-C V-Tel Shareholders Agreement") which provides that, in certain instances, if Mr. Varsavsky and Juan Manuel Aisemberg propose to sell 20.0% or more of the aggregate number of shares of Common Stock beneficially owned by them to any person or "group" (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), they shall cause S-C V-Tel, COMSAT International Inc. ("COMSAT") and certain other stockholders to have the right to sell its shares of Common Stock in such a transaction on a pro rata basis with Messrs. Varsavsky and Aisemberg, for the same consideration per share and on the same terms as Mr. Varsavsky.

          On April 5, 1994, Messrs. Varsavsky and Aisemberg and COMSAT entered into a shareholders' agreement (as subsequently amended, the "COMSAT Shareholders Agreement"). Pursuant to the terms of the COMSAT Shareholders
Agreement, so long as COMSAT beneficially owns at least 10.0% (subject to certain adjustments) of the issued and outstanding shares of Common Stock on a fully diluted basis, COMSAT is entitled to representation on the Company's Board of Directors in proportion to its percentage ownership of Common Stock, subject to a minimum of one seat, and to designate one member of an Executive Committee of the Board if any such committee is established. COMSAT currently holds less than 10.0% of the outstanding Common Stock.

          VOTING AGREEMENT. S-C V-Tel and COMSAT are parties to a voting agreement (the "Voting Agreement"), pursuant to which, at all times that either S-C V-Tel or COMSAT is entitled to nominate directors to the Company's Board the other party is required to vote its respective shares of Common Stock in favor of the first party's nominees. The Voting Agreement remains in effect until the earlier of the dissolution of the Company or the date on which either S-C V-Tel or COMSAT no longer owns any shares of Common Stock. See "Certain Transactions -- S-C V-Tel Investments, L.P.," and "Certain Transactions -- COMSAT Investments, Inc." for a description of the registration rights held by each of S-C V-Tel and COMSAT.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          During 1997, the members of the Compensation Committee were Messrs. Peet, Pizzani and Mahoney. Mr. Peet resigned his directorship in May 1998. As a result of his resignation, Mr. Peet is not a signatory this report.

Executive Compensation Policy

         The Company's compensation program is designed to attract, motivate, reward and retain executive personnel capable of making significant contributions to the long-term success of the Company. During 1997, the Company's compensation program consisted of base salary, annual incentive bonuses and stock option grants. Base salary provides the foundation for the Company's executive pay, its purpose is to compensate the executive for performing his basic duties. The purpose of annual incentive bonuses is to provide rewards for favorable performance and achievement of intermediate-term objectives while the purpose of stock option grants is to provide incentives and rewards for long-term performance and to motivate long-term strategic planning.

         BASE SALARY. Base salaries for the Company's executive officers are set annually subject, in certain cases, to certain minimum requirements established under the executives' employment agreement. See "Executive Compensation -- Employment Agreements." During 1997, the Company did not employ a formula approach that links cash compensation to corporate performance nor did it utilize any formal survey or other compilation of empirical data on executive compensation paid by other companies. Instead, executive compensation was determined based on a number of subjective factors, including individual responsibilities, performance, contribution and experience as well as the Company's performance as compared with the prior year and general economic factors. The base salary of $212,500 paid to Mr. Mahoney and $271,875 paid to Mr. Varsavsky during 1997 was contractually based.

         INCENTIVE BONUSES. The Company's executive officers and certain other officers are eligible to receive annual incentive bonuses which are linked to the financial and operating performance of the Company and the individual's performance. Certain executive officers are assigned an individual incentive target, which represents the amount that would be payable to the executive if performance goals were met. The incentive targets range from 20% to 100% of base salary. Mr. Mahoney received a $125,000 bonus in 1997 and Mr. Varsavsky received no incentive bonus payment during such fiscal year. The incentive bonus paid to Mr. Mahoney was determined based on a number of factors including the additional responsibilities which he assumed upon becoming Chief Executive Officer, the further expansion of the Company's European operations and the strategic guidance provided in connection with the development of the Company's fiber optic project known as "Circe".

         Stock Options. The Company's compensation program also utilizes stock options which are intended to provide additional incentive to increase stockholder value. All stock option awards are granted with an exercise price at least equal to 100% of fair market value of the Common Stock on the date of grant and generally vest in increments of one-third. Currently, no specific formula is used to determine option awards to employees but instead awards are based on a subjective evaluation of each individual's overall past and expected future contribution to the Company. Neither Mr. Mahoney nor Mr. Varsavsky received a grant of stock options during 1997.

Section 162(m) of the Internal Revenue Code

         In connection with making decisions with respect to executive compensation, the Compensation Committee has taken into account, as one of the factors which it considers, the provisions of Section 162(m) of the Internal Revenue Code (the "Code"), which limits the deductibility by the Company of certain categories of compensation in excess of $1.0 million paid to certain executive officers.

         Respectfully Submitted,

         Paul G. Pizzani
         Michael J. Mahoney

                              CERTAIN TRANSACTIONS

S-C V-Tel Investments, L.P.

         Pursuant to the terms of a stock purchase agreement, dated September 30, 1993 (as subsequently amended, the "S-C V-Tel Stock Purchase Agreement"), S-C V-Tel purchased 1,695,532 shares of Common Stock on October 1, 1993 and 2,739 shares of Common Stock on December 15, 1993 for an aggregate purchase price of $5.0 million (the "S-C V-Tel Shares"). The S-C V-Tel Stock Purchase Agreement provides that, among other things, after April 16, 1997, S-C V-Tel has the right to demand registration under the Securities Act of 1933, as amended (the "Securities Act") of the S-C V-Tel Shares. Such demand right must be exercised for at least 30.0% and no more than 70.0% of the S-C V-Tel Shares then owned by S-C V-Tel. No earlier than six months after the effective date of its first demand registration, S-C V-Tel may request a second demand registration for any remaining S-C V-Tel Shares. The expenses of such demand registrations, excluding any underwriter's commissions and discounts relating to the sale of the S-C V-Tel Shares, will be paid by the Company. In addition, if the Company proposes to register any of its securities under the Securities Act, S-C V-Tel has the right, on up to four occasions, to include in such registration a maximum of 33-1/3% of the S-C V-Tel Shares it then owns. The expenses of any such "piggy-back" registration, excluding any underwriter's commissions and discounts relating to the sale of the S-C V-Tel Shares and the fees and disbursements of S-C V-Tel's legal counsel, will be paid by the Company. S-C V-Tel is entitled to sell or transfer any of the S-C V-Tel Shares, without the consent of the Company, provided that the transferee is not in competition with, or does not otherwise have interests adverse to, the Company. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Shareholders Agreements" for a description of certain tag-along rights of S-C V-Tel.


COMSAT Investments, Inc.

         Pursuant to the terms of a stock purchase agreement, dated April 5, 1994 (as subsequently amended, the "COMSAT Purchase Agreement"), COMSAT purchased 2,140,539 shares of Common Stock for a purchase price of $8.0 million (the "COMSAT Shares"). Pursuant to the terms of the COMSAT Purchase Agreement, COMSAT has been granted the same demand and piggyback registration rights as S-C V-Tel. The COMSAT Purchase Agreement further provides that COMSAT may not transfer any COMSAT Shares to any transferee without first offering such shares to the Company if, following such transfer, such transferee would own 20.0% or more of the then outstanding shares of Common Stock. In addition, COMSAT has agreed that it will not acquire more than 30.0% of the shares of Common Stock outstanding at any time except in certain circumstances relating to changes in the percentage of the outstanding Common Stock owned by Mr. Varsavsky. Prior to the sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with any person in which the Company is not the surviving entity, COMSAT has certain rights to invest in any joint venture proposed by the Company. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Shareholders Agreements" for a description of certain voting rights held by COMSAT.

Varsavsky/JazzTel

         One June 3, 1998, the Company entered into a Mutual Cooperation Agreement with Mr. Varsavsky and Jazz Telecom S.A. ("JazzTel") which provides for (i) the joint construction of a submarine cable system between Spain and the United Kingdom, (ii) the purchase by the Company of U.S. $6.0 million of JazzTel common stock, (iii) the purchase of international switched minutes by JazzTel and the Company from the other party and the Company's agreement to transit at least 1/3 of its Spain domestic switched minute traffic over JazzTel's network assuming the prices charged by JazzTel are competitive, (iv) the sale by each of JazzTel and the Company to the other of indefeasible rights of use for fixed prices, (v) certain lockup arrangements regarding shares of Common Stock owned by Mr. Varsavsky and certain registration obligations and rights with respect to such shares, (vi) mutual releases and (vii) liquidated damages in the event that Mr. Varsavsky violates certain provisions of the agreement. The Company's obligations to invest in JazzTel and its obligations to jointly construct the proposed submarine cable system are conditioned upon, among other things, JazzTel raising, through the capital markets, certain specified dollar amounts.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of July 15, 1998, by (i) each person known to the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executives, and (iv) all executive officers and directors of the Company, as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of the Company.


                                                                        Amount and Nature   Percentage
                                                                          of Beneficial         of
Name and Address                                                          Ownership (1)       Class
----------------                                                        -----------------   ----------
Martin Varsavsky
Parque Empresarial Edificio 2,
c/o Beatriz De Bobadilla
14,5 Ofic. B
Madrid, Spain.......................................................             5,449,666        23.6%

The Capital Group Companies
333 South Hope Street
Los Angeles, CA  90071(2)...........................................             2,882,700         12.5

COMSAT International, Inc.
6560 Rock Spring Drive
Bethesda, MD  20817(3)..............................................             2,140,539          9.3

S-C V-Tel Investments, L.P.
888 Seventh Avenue
New York, NY  10106(3)..............................................             1,698,272          7.3

FMR Corp.
82 Devonshire Street
Boston, MA  02109...................................................             1,644,200          7.1

Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, NY  10036.................................................             1,244,246          5.4

Michael J. Mahoney(4)...............................................               230,313          1.0

Allan L. Shaw(4)....................................................                67,443            *

Lawrence G. Malone(4)...............................................                56,733            *

Sheldon M. Goldman(4)(5)............................................                34,733            *

Paul G. Pizzani.....................................................                    --            *

Francis J. Mount....................................................                    --            *

John G. Graham......................................................                 1,000            *

All directors and executive
     officers as a group (7 persons)(6).............................               390,222          1.7


-----------

  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of July 15, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) The amount reported reflects shares held by a subsidiary of The Capital Group Companies solely as the investment manager of various institutional accounts. The Capital Group Companies does not have investment power or voting power over any of these shares.
(3) Does not include 7,147,938 shares of Common Stock which COMSAT may be deemed to beneficially own as a result of certain voting arrangements contained in the COMSAT Shareholders Agreement. See "Executive
         Compensation -- Compensation Committee Interlocks and Insider Participation -- Shareholders Agreements."
(4) Includes shares of Common Stock which these individuals have the right to acquire through the exercise of options within 60 days of July 15, 1998, as follows: Michael J. Mahoney 181,980; Allan L. Shaw 62,443; Lawrence G. Malone 56,733; Sheldon M. Goldman 26,733; and Francis J. Mount 0.
(5) Includes 1,000 shares owned by Mr. Goldman's wife. Mr. Goldman disclaims "beneficial ownership" of such shares within the meaning of Rule 13d-3 under the Exchange Act.
(6) Includes vested and exercisable options to purchase 327,889 shares of Common Stock which were granted pursuant to the Stock Incentive Plan.

                      CUMULATIVE TOTAL STOCKHOLDERS RETURN

         The following graph shows a comparison of cumulative total returns on the Common Stock against the cumulative total return for The Nasdaq Stock Market
- U.S. Index and The Nasdaq Telecommunications Index. The graph assumes an investment of $100 on October 18, 1996 (the date the Common Stock began trading on The Nasdaq National Market) in the Common Stock, The Nasdaq Stock Market - U.S. Index and The Nasdaq Telecommunications Index. Cumulative total return assumes reinvestment of dividends. The performance shown is not necessarily indicative of future performance.







                           [PERFORMANCE GRAPH]





                                  Monthly Cumulative Total Values*($)
                                  ----------------------------------
                                                       The Nasdaq Stock          The Nasdaq Telecommunications
Month-End                       The Company          Market - U.S. Index                     Index
---------                       -----------          -------------------         -----------------------------
October 1996                        100                       98                                99
November 1996                        83                      104                               101
December 1996                        75                      104                               103
January 1997                         63                      111                               106
February 1997                        65                      105                               103
March 1997                           55                       98                                96
April 1997                           52                      101                               100
May 1997                             54                      113                               112
June 1997                            56                      116                               121
July 1997                            39                      128                               128
August 1997                          40                      128                               124
September 1997                       39                      136                               140
October 1997                         55                      129                               144
November 1997                        52                      129                               145
December 1997                        42                      127                               153

         *$100 invested on October 18, 1996 in Common Stock or index, including reinvestment of dividends, fiscal year ending December 31.


             PROPOSAL 2 - PROPOSED AMENDMENT TO STOCK INCENTIVE PLAN

          The Board has amended the Stock Incentive Plan, subject to approval of the stockholders, to provide for an additional 1,600,000 shares of Common Stock which may be issued thereunder as restricted stock or upon exercise of stock options. Prior to this amendment, the Stock Incentive Plan provided for the issuance of 2,566,666 shares to participants, of which 107,000 remain available for grants as of July 15, 1998. The Board deems it advisable to increase the number of available shares of Common Stock so as to permit the immediate granting of additional options to senior management and to provide for future grants to Company employees and directors of the Company.

         The following summary of the plan, as proposed to be amended, is subject to the complete terms of the plan, a copy of which is attached to this Proxy Statement as Exhibit A.

         1. ADMINISTRATION. The plan is administered by the Compensation Committee, which must consist of not less than two non-employee director members. Subject to the provisions of the plan, the Compensation Committee has sole authority to select eligible participants, determine (subject to the terms of the plan) the terms and timing of grants and to generally interpret and administer the plan.

         2. PARTICIPANTS. Subject to the terms of the plan, employees, officers, directors, independent contractors and consultants of the Company or an affiliate of the Company selected by the Compensation Committee, in its discretion, are eligible to receive grants under the plan. Currently, there are approximately 55 participants in the plan.

         3. TYPES OF AWARDS. The plan authorizes the granting of stock options (both Incentive Stock Options and Nonqualified Stock Options), shares of restricted Common Stock and SARs. The terms and features of these various forms of awards are set forth below and are described more fully in Exhibit A attached hereto.

         STOCK OPTIONS. Options granted under the plan may be either Incentive Stock Options or Nonqualified Stock Options. Options may be granted to participants in such number, at such times, and subject to such terms and conditions as the Compensation Committee may determine, except that: (i) the option price of an Incentive Stock Option may not be less than the fair market value of the Common Stock on the date of grant; (ii) the option price of a Nonqualified Stock Option may be as determined by the Compensation Committee;
(iii) no Incentive Stock Option may be granted to a "ten percent stockholder" (as such term is defined in Section 422A of the Code) unless the exercise price is at least 110.0% of the fair market value of the Common Stock on the date of grant and the term of the option may not exceed five years from the date of grant; (iv) no Incentive Stock Option may be exercised more than ten years after the date of grant; and (v) the aggregate fair market value of the stock with respect to which Incentive Stock Options are exercisable by a participant for the first time by the grantee during any calendar year may not exceed $100,000. With respect to each option granted under the plan, the Compensation Committee may determine and reflect in the option agreement such other terms, provisions and conditions consistent with the plan as may be determined by the Compensation Committee.

         Payment for the shares of Common Stock purchased upon exercise of an option must be made in full upon exercise of the option, by cash (including the following cash equivalents: certified check, bank draft or postal or express money order payable to the order of the Company in lawful money of the United States); provided, however, that the Compensation Committee, in its sole discretion, may permit a participant to pay the option price, in whole or in part (i) with shares of Common Stock owned by the participant, (ii) by irrevocable direction to an approved securities broker to sell shares and deliver all or a portion of the proceeds to the Company, (iii) by delivery of a promissory note with such provisions as the Compensation Committee determines appropriate, or (iv) in any combination of the foregoing. In addition, the Compensation Committee, in its sole discretion, may authorize the surrender by a participant of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the shares of Common Stock subject to such option and the aggregate option price of such shares of Common Stock. In the Compensation Committee's discretion, such payment may be made in cash, shares of Common Stock with a fair value on the date of surrender equal to the payment amount, or some combination thereof.

         Each option issued to a participant will be exercisable in accordance with its terms so long as the participant is an employee of the Company or an affiliate of the Company. In addition, to the extent then exercisable options will be exercisable by a participant for a period of thirty (30) days after termination of employment or consulting relationship or such longer period of time as may be permitted by the Code (but in no event later than the expiration date of the option). Options will vest in accordance with the schedule established by the Compensation Committee at the time of grant and will not be exercisable until vested. In the event of a Corporate Transaction, however, outstanding options will, to the extent not then vested, vest in their entirety and become exercisable unless assumed by the successor corporation or its parent company pursuant to options providing substantially equal value and having substantially equivalent provisions as the options granted pursuant to the plan.

         SARS. SARs may be granted under the plan either separately or in tandem with options and will be subject to such terms and conditions as the Compensation Committee may deem appropriate. Each SAR will entitle the holder to surrender the SAR, and to receive from the Company in exchange therefor, cash compensation equal to any appreciation in value of the Common Stock underlying such SAR. In the event of a Corporate Transaction, outstanding SARs will vest in their entirety and become exercisable unless assumed by the successor corporation or its parent company pursuant to SARs providing substantially equal value and having substantially equivalent provisions as the SARs granted pursuant to the plan.

         SHARES OF RESTRICTED COMMON STOCK. Shares of restricted Common Stock may be sold or granted under the plan in such numbers and at such times during the term of the plan as the Compensation Committee shall determine. Each participant who receives a grant of shares of restricted Common Stock or who purchases shares subject to restrictions will have all the rights of a stockholder with respect to such shares of restricted Common Stock (subject to certain restrictions that may be imposed on transferability), including the rights to vote, receive dividends (including stock dividends), participate in stock splits or other capitalizations and exchange such shares in a merger, consolidation or other reorganization.

         Each sale or grant of restricted Common Stock pursuant to the plan will be evidenced by a written restricted stock purchase agreement or restricted stock bonus agreement, which agreement may contain such other terms, provisions and conditions consistent with the plan as may be determined by the Compensation Committee, including restrictions on transfer and forfeiture and vesting provisions.

         In the event of a Corporate Transaction, any shares of restricted Common Stock will be released from restrictions on transfer and repurchase rights unless assumed by the successor corporation or its parent company pursuant to restricted stock agreements providing substantially equal value and having substantially equivalent provisions as the shares of restricted Common Stock granted pursuant to the plan.

         4. TERMINATION AND AMENDMENTS. The plan terminates with respect to Incentive Stock Options on September 29, 2003. However, the Board may at any time amend, suspend or terminate the plan as it deems advisable, provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the plan, or any amendment to the plan, be approved by the Company's stockholders. Notwithstanding the foregoing, the Board may not amend the plan without the approval of the stockholders of the Company to: (i) increase the maximum number of shares subject to Incentive Stock Options issued under the plan; or (ii) change the designation or class of persons eligible to receive Incentive Stock Options under the plan.

         5. TRANSFERABILITY. Neither options granted pursuant to the plan, nor any right thereunder, will be transferable by the participant by operation of law or otherwise other than by will or the laws of descent and distribution. During the participant's lifetime, options may be exercised only by the participant. Stock subject to a restricted stock purchase agreement or restricted stock bonus agreement will be transferable only as provided in such agreement.

         6. CONSIDERATION. The consideration to be received by the Company for the granting of options or SARs or the granting of shares of restricted Common Stock is the continued employment of participants. Consideration for the issuance of shares under the plan will consist of the payment of the option price upon exercise of an option, surrender of a related option upon exercise of a SAR and payment of the established purchase price with respect to the purchase of shares of restricted Common Stock.

         7. TAX CONSEQUENCES. The grant of an option or SAR will have no immediate tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an Incentive Stock Option (except that an alternative minimum tax may apply), and the Company will not receive a deduction when an Incentive Stock Option is exercised. If the participant does not dispose of the shares of Common Stock acquired on exercise of an Incentive Stock Option within the two-year period beginning on the day after the grant of the Incentive Stock Option or within one year after the transfer of such shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss to the participant. The Company would not be entitled to any deduction in such event. If the participant disposes of the shares within the two-year or one-year period described above, the participant generally will realize ordinary income and the Company will be entitled to a corresponding deduction. Upon exercising a SAR or a Nonqualified Stock Option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, unless the shares of Common Stock received are subject to certain restrictions. The Company is entitled to a deduction for the same amount as of the exercise date (or the date the restrictions lapse).

         Awards granted under the plan that are settled in cash or shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture are taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received. Awards granted under the plan that are settled in shares of Common Stock that are subject to restrictions as to transferability or subject to a substantial risk of forfeiture are taxable as ordinary income in an amount equal to the fair market value of the shares received at the first time such shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Awards of restricted Common Stock granted under the plan are taxable as ordinary income, as of the earlier of the date that the shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on such date, unless the participant makes an election under
Section 83(b) of the Code. If a Section 83(b) election is made, the participant must include in income the value of the shares as of the date of grant.

         The Company will receive a deduction for the amount recognized as income by the participant, subject to the provisions of Section 162(m) of the Code, which provides for a possible denial of a tax deduction to the Company for compensation for certain key executive officers in excess of $1.0 million in any year.

         The tax treatment upon disposition of shares of Common Stock acquired under the plan will depend on how long the shares have been held. In the case of shares of Common Stock acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an Incentive Stock Option. There will be no tax consequences to the Company upon disposition of shares of Common Stock acquired under the plan, except that the Company may receive a deduction in the case of disposition of shares acquired under an Incentive Stock Option before the applicable holding period has been satisfied.

         8. OTHER INFORMATION. The closing price of the Common Stock on July 22, 1998 was $18-1/4.


   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE
                     AMENDMENT TO THE STOCK INCENTIVE PLAN.


  PROPOSAL 3 - AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                REGARDING INCREASE IN AUTHORIZED PREFERRED STOCK

          By resolution adopted in July 1998, the Board of the Company proposed the adoption by the stockholders of an amendment to the Certificate of Incorporation of the Company pursuant to which the number of authorized shares of preferred stock, $.01 par value (the "Preferred Stock"), of the Company would be increased from 1,000,000 to 2,000,000 and the Board directed that the proposed amendment be submitted to a vote by the stockholders at the Annual Meeting.

          If  the  stockholders  approve  the  amendment,   the  Certificate  of
Incorporation of the Company will be amended as proposed by the Board and the number of authorized shares of Preferred Stock will be increased to 2,000,000.

         Of the 1,000,000 currently authorized shares of Preferred Stock, as of July 15, 1998, 450,008 shares of Series A Preferred Stock were outstanding and an aggregate of 268,034 shares of Series A Preferred Stock were reserved for issuance for payment of in-kind dividends on the issued and outstanding shares of Series A Preferred Stock.

          While the Board does not have a present plan to issue additional shares of Preferred Stock, it believes that it is desirable that the Company have the flexibility to issue such shares without further stockholder action. The availability of additional shares of Preferred Stock will enhance the Company's flexibility in connection with such matters as public and private financings or for other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares of Preferred Stock may be warranted in connection with any of the foregoing purposes.

         The availability for issuance of additional shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company, however, the Company is not aware of any pending or threatened efforts to obtain such control.

         If the proposed amendment is approved, all or any of the authorized shares of Preferred Stock may be issued without further action by the stockholders, subject to any restrictions imposed by The Nasdaq National Market, and without first offering such shares to the stockholders for subscription.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING AN INCREASE IN THE NUMBER OF SHARES OF PREFERRED STOCK AVAILABLE FOR ISSUANCE.


       PROPOSAL 4 - RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

         The Board desires to obtain stockholder ratification of the resolution appointing KPMG Peat Marwick LLP, New York, New York, as independent auditors for the Company for fiscal year 1998. KPMG Peat Marwick LLP served as the Company's auditors for the fiscal year ended December 31, 1997.

         If the appointment of KPMG Peat Marwick LLP is not ratified, the adverse vote will be considered as an indication to the Board that it should select other independent auditors for the following fiscal year. Given the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for fiscal year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

         A representative of KPMG Peat Marwick LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL YEAR 1998.


                              COSTS OF SOLICITATION

         The cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of solicitation of proxies on behalf of the Board will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $6,200, plus reimbursement of out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by Corporate Investor Communications, Inc. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.



                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board knows of no other matters which will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons holding more than 10% of a registered class of the Company's equity securities to file reports of ownership and reports of changes in ownership with the Commission and The Nasdaq National Market. Directors, certain officers and greater than 10% stockholders are also required by Commission regulations to furnish the Company with copies of all such reports that they file. Based on the Company's review of copies of such forms provided to it, the Company believes that all filing requirements were complied with during the fiscal year ended December 31, 1997, except for several filings which the Company believes should have been made by Martin Varsavsky following his resignation as Chairman of the Board and Chief Executive Officer of the Company, and one late filing by Francis J. Mount, Senior Vice President, Engineering and Network Operations and a Director of the Company.



                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Stockholder proposals submitted for inclusion in the Proxy Statement to be issued in connection with the Company's 1999 Annual Meeting of Stockholders must be mailed to the Secretary, Viatel, Inc., 685 Third Avenue, 24th Floor, New York, New York 10022, and must be received by the Secretary on or before March 30, 1999. In addition, stockholder proposals for presentation at the 1999 Annual Meeting must also be received on or before March 30, 1999. See "General Information Relating to the Board -- Committees of the Board."

                                  ANNUAL REPORT

         A copy of the  Company's  1997 Annual Report to  Stockholders  is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain one, without charge, by writing or calling Sheldon M. Goldman, Secretary, Viatel, Inc., 800 Third Avenue, New York, New York 10022, telephone (212) 350-9200.

                                             By Order of the Board of Directors,

                                             /s/ Sheldon M. Goldman

                                             Sheldon M. Goldman
                                             Secretary

New York, New York
July 28, 1998

                                                                         ANNEX A

                                  VIATEL, INC.

                          AMENDED STOCK INCENTIVE PLAN


          1. Establishment, Purpose, and Definitions.

             (a) There is hereby adopted the Amended Stock Incentive Plan (the "Plan") of VIATEL, INC. (the "Company").

             (b) The purpose of the Plan is to provide a means whereby Eligible Individuals (as defined in paragraph 4, below) can acquire Common Stock, no par value, of the Company (the "Stock"). The Plan provides employees (including officers and directors who are employees) of the Company and of its Affiliates (as defined in subparagraph (c) below) an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and employees, officers, directors, independent contractors, and consultants of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Sections 422 or 423 of the Code (referred to as "Nonqualified Stock Options"). The Plan also provides for the sale or bonus of Stock to Eligible Individuals in connection with the performance of services for the Company or its Affiliates. Finally, the Plan authorizes the grant of stock appreciation rights ("SARs"), either separately or in tandem with options, entitling holders to cash compensation measured by appreciation in the value of the Stock.

             (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

          2. Administration of the Plan.

             (a) The Plan shall, unless otherwise determined by the Board of Directors, be administered by the Compensation Committee of the Board (the "Committee"). The Committee shall consist of not less than two non-employee director members within the meaning of the rules promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. If the Board does not delegate administration of the Plan to the Committee, then each reference in this Plan to "the Committee" shall be construed to refer to the Board.

             (b) The Committee shall determine which Eligible Individuals shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.

             (c) The Committee may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the optionee's rights under an outstanding option shall not be made without the optionee's written consent. The Committee may, with the optionee's written consent, cancel any outstanding option or accept any outstanding option in exchange for a new option.

             (d) The Committee shall also determine which Eligible Individuals shall be issued Stock or SARs under the Plan, the timing of such grants, the terms thereof (including any restrictions), and the number of shares of Stock or SARs to be granted. The Stock shall be issued for such consideration (if any) as the Committee deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the "Restricted Stock Purchase Agreement" or the "Restricted Stock Bonus Agreement"). The Committee may amend any Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement, but any amendment which would adversely affect the stockholder's rights to the Stock shall not be made without his or her written consent.

             (e) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options, SARs or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants.

          3. Stock Subject to the Plan.

             (a) An aggregate of not more than 4,166,666 shares of Stock shall be available for the grant of options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the optionee and will thereafter not be available under the Plan.

             (b) If there is any change in the Stock subject to either the Plan, an Option Agreement (as defined below), a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement or a SAR Agreement (as defined in paragraph 8) through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind of shares, and price per share subject to either the Plan, an Option Agreement, a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement, or a SAR Agreement.

          4. Eligible Individuals. Individuals who shall be eligible to have granted to them the options, Stock or SARs provided for by the Plan shall be such employees, officers, directors, independent contractors, and consultants of the Company or an Affiliate as the Committee in its discretion, shall designate from time to time ("Eligible Individuals"). Notwithstanding the foregoing, only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive Incentive Stock Options.

          5. The Option Price. The exercise price of the Stock covered by each Incentive Stock Option shall be not less than the per share fair market value of such Stock on the date the option is granted. The exercise price of the Stock covered by each Nonqualified Stock Option shall be as determined by the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to a person possessing more than ten percent of the combined voting power of the Company or an Affiliate, the exercise price shall be not less than 110 percent of the fair market value of the Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in paragraph 3(b), above.

          6. Terms and Conditions of Options.

             (a) Each option granted pursuant to the Plan will be evidenced by a written agreement (the "Option Agreement") executed by the Company and the person to whom such option is granted.

             (b) The Committee shall determine the term of each option granted under the Plan; provided, however, that the term of an Incentive Stock Option shall not be for more than 10 years and that, in the case of an Incentive Stock Option granted to a person possessing more than ten percent of the combined voting power of the Company or an Affiliate, the term shall be for no more than five years.

             (c) In the case of Incentive Stock Options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Individual in any calendar year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $100,000.

             (d) The Stock Option Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee. If an option, or any part thereof, is intended to qualify as an Incentive Stock Option, the Option Agreement shall contain those terms and conditions which are necessary to so qualify it.

          7. Terms and Conditions of Stock Purchases and Bonuses.

             (a) Each sale or grant of Stock pursuant to the Plan will be evidenced by a written Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement executed by the Company and the person to whom such Stock is sold or granted.

             (b) The  Restricted  Stock Purchase  Agreement or Restricted  Stock
Bonus Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee, including not by way of limitation, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions.

          8. Terms and Conditions of SARs. The Committee may, under such terms and conditions as it deems appropriate, authorize the issuance of SARs evidenced by a written SAR agreement (which, in the case of tandem options, may be part of the Option Agreement to which the SAR relates) executed by the Company and the person to whom such SAR is granted (the "SAR Agreement"). The SAR Agreement may contain such terms, provisions and conditions consistent with this Plan as may be determined by the Committee.

          9. Use of Proceeds. Cash proceeds realized from the issuance of Stock under the Plan shall constitute general funds of the Company.

          10. Amendment, Suspension, or Termination of the Plan.

             (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company's stockholders, and provided further that, except as provided in paragraph 3(b) above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

                 (i) To increase the maximum number of shares subject to Incentive Stock Options issued under the Plan; or

                 (ii) To change the designation or class of persons eligible to receive Incentive Stock Options under the Plan.

             (b) No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension, or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate with respect to the grant of Incentive Stock Options on September 29, 2003, unless previously terminated by the Board pursuant to this paragraph 10.

          11. Assignability. Each option granted pursuant to this Plan shall, during the optionee's lifetime, be exercisable only by him, and neither the option nor any right hereunder shall be transferable by the optionee by operation of law or otherwise other than by will or the laws of descent and distribution. Stock subject to a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement shall be transferable only as provided in such Agreement.

          12. Payment Upon Exercise of Options.

              (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash (including for purposes of this Plan the following cash equivalents: certified check, bank draft, postal or express money order payable to the order of the Company in lawful money of the United States); provided, however, that the Committee, in its sole discretion, may permit an optionee to pay the option price in whole or in part (i) with shares of Stock owned by the optionee; (ii) by delivery on a form prescribed by the Committee of an irrevocable direction to a securities broker approved by the Committee to sell shares and deliver all or a portion of the proceeds to the

Company in payment for the Stock; (iii) by delivery of the optionee's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; or (iv) in any combination of the foregoing. Any Stock used to exercise options shall be valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof.

             (b) In the event that the exercise price is satisfied by the Committee retaining from the shares of Stock otherwise to be issued to the optionee shares of Stock having a value equal to the exercise price, the Committee may issue the optionee an additional option, with terms identical to the Option Agreement under which the option was received, entitling the optionee to purchase additional Stock in an amount equal to the number of shares so retained.

          13. Withholding Taxes.

             (a) No Stock shall be granted or sold under the Plan to any participant, and no SAR may be exercised, until the participant has made arrangements acceptable to the Committee for the satisfaction of federal, state, and local income and employment tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as Incentive Stock Options under applicable tax law, or the receipt of cash payments. Upon exercise of a stock option or lapsing of restrictions on Stock issued under the Plan, the Company may satisfy its withholding obligations by withholding from the optionee or requiring the stockholder to surrender shares of Stock sufficient to satisfy federal, state and local income and employment tax withholding obligations.

             (b) In the event that such withholding is satisfied by the Company or the optionee's employer retaining from the shares of Stock otherwise to be issued to the optionee shares of Stock having a value equal to such withholding tax, the Committee may issue the optionee an additional option, with terms identical to the Option Agreement under which the option was received, entitling the optionee to purchase additional Stock in an amount equal to the number of shares so retained.

          14. Restrictions on Transfer of Shares. The Stock acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the stockholders of the Company at the time such Stock is acquired, as well as to such other restrictions as the Committee shall deem advisable.

          15. Corporate Transaction.

             (a) For purposes of this paragraph 15, a "Corporate Transaction" shall include any of the following stockholder-approved transactions to which the Company is a party:

                 (i) a merger or consolidation in which the Company is not the surviving entity, except (1) for a transaction the principal purpose of which is to change the state of the Company's incorporation, or (2) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

                 (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty (50%) of the total voting power of such entity immediately after such transaction; or

                 (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

             (b) In the event of any Corporate Transaction, any option, restricted Stock or SAR shall vest in its entirety and become exercisable, or with respect to restricted Stock, be released from restrictions on transfer and repurchase rights, immediately prior to the specified effective date of the Corporate Transaction unless assumed by the successor corporation or its parent company, pursuant to options, restricted stock agreements or stock appreciation rights providing substantially equal value and having substantially equivalent provisions as the options, restricted Stock or SARs granted pursuant to this Plan.

         16. Stockholder Approval. This Plan shall only become effective with regard to the issuance of additional Incentive Stock Options upon its approval by a majority of the stockholders voting (in person or by proxy) at a stockholders' meeting held within 12 months of the Board's adoption of the Plan. The Committee may grant additional Incentive Stock Options under the Plan prior to the stockholders' meeting, but until stockholder approval of the Plan is obtained, no such additional Incentive Stock Option shall be exercisable.

                                                                        ANNEX B

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

         The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Company will be amended to read as follows:

         "The total authorized capital stock of the Corporation shall be Fifty-Two Million (52,000,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock."

                                  VIATEL, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 10, 1998

                  Solicited on Behalf of the Board of Directors

         The undersigned hereby authorizes Michael J. Mahoney and Sheldon M. Goldman, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Viatel, Inc. (the "Company"), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held in the Whitney Room at the Hotel InterContinental, 111 East 48th Street, New York, New York, on Thursday,
September 10, 1998 at 10:00 a.m., local time, and any adjournments or postponements thereof, as indicated on the reverse side hereof.

         The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated, in each case, July 28, 1998. All other proxies heretofore given by the undersigned to vote shares of the Company's Common Stock are expressly revoked.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE COMPANY ALL NOMINEES NOMINATED IN
ITEM 1 AND FOR THE PROPOSALS REFERRED TO IN ITEMS 2, 3 AND 4.


(Continued and to be signed and dated on the reverse side.) VIATEL, INC., P.O. BOX 11288, NEW YORK, NY 10203-0288

(The Board of Directors recommends a vote "FOR")

1. To elect two (2) Class B directors to the Board of Directors of the Company to hold office until the 2001 Annual Meeting of Stockholders.

FOR all nominees        WITHHOLD AUTHORITY to vote           EXCEPTIONS
listed below    _____   for all nominees listed below _____             _____

Nominees: Paul G. Pizzani and Francis J. Mount.
[INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.] Exceptions _____________________________________________________________________


2. To approve an amendment to the Company's Amended Stock Incentive Plan to increase the number of shares of the Company's Common Stock available for future grants.

         FOR   _____              AGAINST   _____              ABSTAIN   _____

3.       To  approve  an  amendment  to  the  Company's   Amended  and  Restated
         Certificate of Incorporation to increase the number of authorized shares of the Company's preferred stock available for future issuance.

         FOR   _____              AGAINST   _____              ABSTAIN   _____

4. The ratification of the appointment of KPMG Peat Marwick LLP, New York, New York, as independent auditors for the Company for fiscal year 1998.

         FOR   _____              AGAINST   _____              ABSTAIN   _____


                                                     Change of Address and
                                                     or Comments Mark Here ____

                                                     Please sign exactly as your
                                                     name appears  hereon.  When
                                                     signing in a  discretionary
                                                     capacity,  print  your full
                                                     title.

                                                     Dated:_______________, 1998


                                                     ___________________________
                                                     Signature

                                                     ___________________________
                                                     Signature


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

                                                     Voting must be indicated
                                                     (x) in Black or Blue Ink___